1933 ACT FILE NO.:  333-_____
                                                   1940 ACT FILE NO.:  811-21056
                                                               CIK NO.:  1301604

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-6

                    FOR REGISTRATION UNDER THE SECURITIES ACT
                    OF 1933 OF SECURITIES OF UNIT INVESTMENT
                        TRUSTS REGISTERED ON FORM N-8B-2

A.  Exact name of trust:       ADVISOR'S DISCIPLINED TRUST 38

B.  Name of depositor:         FIXED INCOME SECURITIES, L.P.

C.  Complete address of depositor's principal executive offices:

                              18925 Base Camp Road
                            Monument, Colorado  80132

D.  Name and complete address of agent for service:

                                                 WITH A COPY TO:
            CRAIG FIDLER
           General Counsel                       MARK J. KNEEDY
     Fixed Income Securities, L.P.           Chapman and Cutler LLP
         18925 Base Camp Road                111 West Monroe Street
      Monument, Colorado  80132           Chicago, Illinois  60603-4080

E. Title of securities being registered: Units of undivided beneficial interest in the trust

F.  Approximate date of proposed public offering:

  AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT

[ ] Check box if it is proposed that this filing will become effective on _______, 2005 at _____ pursuant to Rule 487.

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.




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                   Preliminary Prospectus Dated May 2, 2005

                         ADVISOR'S DISCIPLINED TRUST 38

                   Global Basic Materials Portfolio, Series 2


     The attached final Prospectus for a prior series of the fund is hereby used as a preliminary Prospectus for the above stated series. The narrative information and structure of the attached final Prospectus will be substantially the same as that of the final Prospectus for this series. Information with respect to pricing, the number of units, dates and summary information regarding the characteristics of securities to be deposited in this series is not now available and will be different since each series has a unique Portfolio. Accordingly the information contained herein with regard to the previous series should be considered as being included for informational purposes only.

     A registration statement relating to the units of this series will be filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. Such units may not be sold nor may an offer to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the units in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

(Incorporated herein by reference is the final prospectus from Advisor's Disciplined Trust, Series 21 (Registration No. 333-119404) as filed on November 4, 2004, which shall be used as a preliminary prospectus for the current series of the fund.)












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                       CONTENTS OF REGISTRATION STATEMENT

     This Registration Statement comprises the following papers and documents:
     The facing sheet
     The prospectus
     The signatures
     The consents of the initial evaluator, independent public accountants and legal counsel

The following exhibits:

1.1    Trust Agreement (to be filed by amendment).

1.1.1  Standard Terms and Conditions of Trust (to be filed by amendment).

1.2 Certificate of Limited Partnership of Fixed Income Securities, L.P. Reference is made to Exhibit 1.2 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10 (File No. 333-115977) as filed on May 28, 2004.

1.3 Agreement of Limited Partnership of Fixed Income Securities, L.P. Reference is made to Exhibit 1.3 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10 (File No. 333-115977) as filed on May 28, 2004.

1.4 Articles of Incorporation of Sterling Resources, Inc., general partner of Fixed Income Securities, L.P. Reference is made to Exhibit 1.4 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10 (File No. 333-115977) as filed on May 28, 2004.

2.1 Copy of Certificate of Ownership (included in Exhibit 1.1.1 filed herewith and incorporated herein by reference).

2.2 Form of Code of Ethics. Reference is made to Exhibit 2.2 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10 (File No. 333-115977) as filed on May 28, 2004.

3.1 Opinion of counsel as to legality of securities being registered (to be filed by amendment).

3.2 Opinion of counsel as to federal income tax status of securities being registered (to be filed by amendment).

3.3 Opinion of counsel as to the New York tax status of securities being registered (to be filed by amendment).

4.1    Consent of evaluator (to be filed by amendment).

4.2    Consent of independent auditors (to be filed by amendment).

6.1    List of Officers of Fixed Income Securities, L.P.  Reference is made to
       Exhibit 6.1 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10 (File No. 333-115977) as filed on May 28, 2004.

7.1 Power of Attorney. Reference is made to Exhibit 7.1 to the Registration Statement on Form S-6 for Advisor's Disciplined Trust, Series 10
       (File No. 333-115977) as filed on May 28, 2004.


                                      S-1

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Advisor's Disciplined Trust 38 has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita and State of Kansas on the 2nd day of May, 2005.

                                ADVISOR'S DISCIPLINED TRUST 38

                                By FIXED INCOME SECURITIES, L.P., DEPOSITOR


                                By     /s/ ALEX R MEITZNER
                                  -----------------------------
                                         Alex R. Meitzner
                                         Managing Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 2, 2005 by the following persons in the capacities indicated:

  SIGNATURE              TITLE

Scott Colyer        Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Jack Simkin         Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Jim Dillahunty      Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Joe Cotton          Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Dennis Marlin       Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Randy Pegg          Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )

Lisa Colyer         Director of Sterling           )
                    Resources, Inc., the General   )
                    Partner of Fixed Income        )
                    Securities, L.P.               )



                                By     /s/ ALEX R MEITZNER
                                  -----------------------------
                                        Alex R. Meitzner
                                        Attorney-in-Fact*




















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     *An executed copy of each of the related powers of attorney is filed herewith or incorporated herein by reference as Exhibit 7.1.


                                       S-3

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